FIRST AMENDMENT

           This First Amendment dated as of September 25, 1998 to
 Registration Rights Agreement dated as of October 19, 1994 (the
 "Registration Rights Agreement") between Meridian Sports Incorporated (the "Company") and Meridian Sports Holdings Inc. ("MSHI")


                               R E C I T A L S:

           WHEREAS, the Company and the MSHI desire to amend the Registration Rights Agreement as herein set forth.

           NOW THEREFORE, the parties hereto hereby agree as follows:

           1. DEFINED TERMS. All terms defined in the Registration Rights Agreement shall have such defined meanings when used herein unless otherwise defined herein.

           2. REGISTRABLE SECURITIES. The definition of the term "Registrable Securities," as set forth in the Registration Rights Agreement, is hereby amended to read as follows:

           "Registrable Securities" means (a) the Common Stock owned by MSHI upon completion of the Offering (after giving effect to any exercise of the underwriters' over-allotment option), (b) any Common Stock acquired by PARTY in the open market at a time when MSHI is deemed to be an Affiliate (as such term is defined under Rule 144 under the Securities Act) of the Company so long as (i) such Common Stock has not been transferred by MSHI and (ii) MSHI continues to be deemed an Affiliate of the Company, (c) any securities issued or issuable in respect of the Common Stock referred to in clauses (a) and (b) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger or consolidation, and any other securities issued in pursuant to any other pro rata distribution with respect to such Common Stock, and (d) the 11,000 shares of 6.0% Redeemable Convertible Perpetual Preferred Stock, Series A issued pursuant to Section 1.1 of the Exchange Agreement entered into by RGI Group Incorporated and the Company. For purposes of this Agreement, a Registrable Security ceases to be a Registrable Security when (x) it has been effectively registered under the Securities Act and sold or distributed to the public in accordance with an effective registration statement covering it (and has not been reacquired in the manner described in clause (b) above), or (y) it is sold or distributed to the public pursuant to Rule 144 (or any successor or similar provision) under the Securities Act.

           3. EFFECTIVENESS; EFFECT. This First Amendment shall become effective as of the date first above written. Except as expressly modified herein, all of the provisions of the Registration Rights Agreement are and shall continue to remain in full force and effect in accordance with the terms thereof.


           IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.


 MERIDIAN SPORTS INCORPORATED,
 a Delaware Corporation

 By: /s/ Joram C. Salig
    ----------------------------
     Name:  Joram C. Salig
     Title: Assistant Secretary


 MERIDIAN SPORTS HOLDINGS INC.
 a Delaware corporation

 By: /s/ Glenn P. Dickes
    ----------------------------
     Name:  Glenn P. Dickes
     Title: Senior Vice President